Exhibit 99.1

UNIFY REPORTS FISCAL 2009 THIRD QUARTER RESULTS

  Continued Profitability with Net Income of $1.1 Million; EPS of $0.15
  Generates Operating Cash Flow of $1.2 Million

ROSEVILLE, Calif., – Feb. 24, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application modernization software, today announced financial results for its third quarter of fiscal 2009, ended January 31, 2009.

Fiscal 2009 Third Quarter and Nine Months Financial Results

Unify reported total revenues for the third quarter of fiscal 2009 of $5.2 million, down 11% compared to $5.8 million in the third quarter of fiscal 2008. Software license revenue decreased 41%, to $1.7 million, compared to $3.0 million for the fiscal third quarter in 2008. Included in software license revenue for the third quarter of last year was a large license deal totaling $800,000 in revenue. Services revenue was $2.8 million for the quarter, consistent with $2.8 million for the same quarter of fiscal 2008. Migration solutions revenue was $718,000 compared to $80,000 in the same quarter last year.

Net income was $1.1 million, or $0.15 per diluted share, compared to net income of $1.1 million, or a $0.14 per share in the third quarter of fiscal 2008. Non-GAAP net income for the quarter was $1.4 million, or $0.20 per diluted share, compared to non-GAAP net income of $1.4 million, or $0.18 per share in the same quarter of last year.

For the nine-month period of fiscal 2009, the Company reported total revenues of $16.0 million, up 9% as a result of organic growth, compared to $14.8 million for the same period of fiscal 2008. Software license revenue for the nine-month period decreased 17% to $5.3 million, compared to $6.4 million for the same period of fiscal 2008. Included in software license revenue for the nine month period of last year was the aforementioned license deal totaling $800,000 in revenue. Services revenue was up 8%, to $8.9 million, compared to $8.2 million for the same period last year. Migration solutions revenue was up nearly 11-fold, to $1.9 million, compared to $173,000 for the first nine months of last year.

Net income for the nine-month period of fiscal 2009 was $2.2 million, or $0.29 per diluted share, compared to $1.6 million, or a $0.23 per share for the same period of fiscal 2008. Non-GAAP net income was $3.2 million, or $0.42 per diluted share for the nine months ended January 31, compared to $2.5 million or $0.37 per share in the same period of fiscal 2008.

Unify ended its fiscal 2009 third quarter with total cash and cash equivalents of $3.5 million, up 22% compared to $2.9 million at October 31, 2008, and up 30% compared to $2.7 million at April 30, 2008. The Company achieved positive cash flow from operations of $1.2 million in the quarter. During the quarter, the Company made payments of approximately $550,000 for principal, interest and acquisition-related costs, which reduced the ending cash balance.

Fully diluted share count used for GAAP and non-GAAP earnings per share calculations in the third quarter of fiscal 2009 was 7.3 million shares.

Business Discussion

“Our results this quarter highlight the profit and cash flow potential of our business model,” said Todd Wille, chief executive officer of Unify. “Despite lower total revenue as compared to the prior year, we continued to increase net income and cash flow over the third quarter of fiscal 2008.

“In our software business, revenue was down from Q308 due to a multitude of factors including: an unusually large $800,000 license deal last year, the challenging economic climate, devaluation of the Euro and customer buying patterns shifting back to multiple small deals versus the larger deals we enjoyed last year. However, despite these challenges, we continued to add new software customers during the quarter, bringing the total of new customers for the first nine months of our fiscal year up to 81. With these factors in mind, we continue to expect our software business to generate quarterly product revenues in the range of $1.5 million to $2.0 million.”

Wille continued, “In our migration solutions business, we booked approximately $400,000 and made significant progress expanding our product portfolio. We have augmented this business with the addition of Oracle Forms and mainframe application migrations, significantly expanding our addressable market opportunity. During the quarter, our migration solutions revenue grew nine-fold over the third quarter of last year. We closed seven new application migration pilots for large enterprises, each as part of our customers’ overall application migration initiatives.”

“As a result of the challenging economic environment, we have seen several multiple application migration projects get delayed. However, we continue to lay the groundwork for future business by successfully completing pilots that prove the viability of our solution and return on investment. With the recent acquisition and partnerships, we have strengthened our position to capitalize on the large market opportunity for application migration projects with our full suite of migration products,” concluded Wille.

Fiscal 2009 Annual Guidance Update

Unify is revising its guidance for fiscal 2009. The Company is raising its expectations for non-GAAP net income. It now expects non-GAAP net income to grow at least 20% over fiscal 2008, up from its previous expectation of growth of at least 15%. In addition, the Company now expects revenue growth of at least 5% over fiscal 2008, down from its previous expectation of at least 10% growth.

Investor Conference Call

Unify management will host a conference call today, February 24, 2009 at 5:00 p.m. ET (2:00 p.m. PT) to review the fiscal 2009 third quarter financial results. The call can be accessed by dialing (800) 240-7305 or (303) 262-2130 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. ET on Tuesday, March 3, 2009 by dialing (800) 405-2236 or (303) 590-3000 for international callers and using the following passcode: # 11126788#.

About Unify

Unify is a global provider of application development, database and migration solutions that enable organizations to deliver modern, data-rich and cost effective applications. The company’s software and services modernize and maximize the development, deployment and performance of business-critical applications and data, while providing significant and measurable return on investment for customers. Through Unify’s market leading technologies, organizations deliver applications that improve efficiencies, increase competitive advantage and reduce costs. Unify is headquartered in Roseville, Calif., with offices in Calgary, London, Munich, Paris, and Sydney. Visit www.unify.com or email info@unify.com.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our product and service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

(Tables to Follow)

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UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	April 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,502	$2,692
Accounts receivable, net	5,338	5,092
Prepaid expenses and other current assets	721	529
Total current assets	9,561	8,313

Property and equipment, net	500	346
Goodwill	6,770	5,643
Intangibles, net	2,433	2,197
Other assets, net	105	179
Total assets	$19,369	$16,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$413	$326
Current portion of long term debt	1,233	8
Accrued compensation and related expenses	1,062	1,661
Other accrued liabilities	1,209	895
Deferred revenue	5,896	6,580
Total current liabilities	9,813	9,470

Long term debt, net of current portion	1,268	1,334
Other long term liabilities	626	455

Minority Interest	233	—

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	68,251	68,215
Accumulated other comprehensive income	(106)	119
Accumulated deficit	(60,723)	(62,922)
Total stockholders’ equity	7,429	5,419
Total liabilities and stockholders’ equity	$19,369	$16,678

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Revenues:
Software licenses	$1,737	$2,958	$5,286	$6,354
Services	2,753	2,804	8,869	8,225
Migration solutions	718	80	1,881	173
Total revenues	5,208	5,842	16,036	14,752

Cost of Revenues:
Software licenses	33	36	172	129
Services	239	377	787	825
Migration solutions	315	30	833	73
Total cost of revenues	587	443	1,792	1,027
Gross profit	4,621	5,399	14,244	13,725

Operating Expenses:
Product development	631	929	2,062	2,637
Selling, general and administrative	2,712	3,160	9,434	8,716
Total operating expenses	3,343	4,089	11,496	11,353
Income from operations	1,278	1,310	2,748	2,372
Other income (expense), net	(40)	(189)	(206)	(669)
Income before income taxes	1,238	1,121	2,542	1,703
Provision for income taxes	153	41	341	150
Net income	$1,085	$1,080	$2,201	$1,553

Net income per share:
Basic	$0.16	$0.16	$0.32	$0.25
Dilutive	$0.15	$0.14	$0.29	$0.23

Shares used in computing net income per share:
Basic	6,981	6,626	6,981	6,241
Dilutive	7,334	7,581	7,592	6,789

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
GAAP Net income	$1,085	$1,080	$2,201	$1,553

Amortization of intangible assets	179	204	539	607
Stock based compensation expenses	157	58	448	145
Amortization of discount on notes payable	11	59	35	174
Total adjustments to GAAP net income	347	321	1,022	926

Non-GAAP net income	$1,432	$1,401	$3,223	$2,479

Non-GAAP Diluted earnings per share	$0.20	$0.18	$0.42	$0.37